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                                                                      EXHIBIT 23


                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Washington Banking Company:


We consent to incorporation by reference in the registration statements (No. 333-57431 and No. 333-72436) on Form S-8 of Washington Banking Company of our report dated January 25, 2002, relating to the consolidated statements of financial condition of Washington Banking Company and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in Washington Banking Company's Annual Report on Form 10-K for the year ended December 31, 2001.

                              /s/ KPMG LLP



Seattle, Washington
March 20, 2002